UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 14, 2009

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8537 Six Forks Road, Suite 300, Raleigh, North Carolina 27615

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 526-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement

On December 14, 2009, Xerium Technologies, Inc. (the “Company”) secured from certain of its lenders an extension to February 1, 2010 of the previously announced temporary waiver with respect to the Company’s Amended and Restated Credit Guaranty Agreement (the “Credit Agreement”), dated as of May 30, 2008, entered into by and among the Company, certain subsidiaries of the Company, Citicorp North America, Inc. as administrative agent, Citicorp North America, Inc. as collateral agent, and the lenders party thereto. As of November 30, 2009, the total amount outstanding under the Credit Agreement was approximately $626 million.

Pursuant to the Waiver and Amendment No. 2 (the “Waiver Agreement”) to the Credit Agreement, certain lenders agreed to extend the previous waiver of any defaults resulting from the Company’s failure to comply with the interest coverage, maximum leverage and fixed charge covenants under the Credit Agreement for the quarter ended September 30, 2009, to waive any defaults that may result from a failure to comply with such covenants for the quarter ending December 31, 2009, and to waive a default that may occur under Section 8.1(b) of the Credit Agreement as a result of any default under the Company’s existing hedging obligations. These defaults will be waived until the earliest of (i) the occurrence of any other default under the Credit Agreement, (ii) the Company’s failure to comply with any term of the Waiver Agreement, (iii) the termination of the Waiver Agreement by the administrative agent, in its sole discretion, with five days business days’ written notice, if a term sheet between the Company and the administrative agent for the restructuring of the Company’s existing debt and equity is not executed by December 31, 2009, and (iv) February 1, 2010 (the “Waiver Period”). The Company agreed that during the Waiver Period no new revolving loans may be made to the Company, and the lenders would not be required to make any loans to the Company, except that the Company may request new letters of credit in an amount up to $3.5 million for equipment purchases and request extension of the expiration dates for certain outstanding letters of credit. The Waiver Agreement also requires the Company to report certain additional financial information to the lenders on a regular basis.

In connection with the Waiver Agreement, the outstanding balance under the Credit Agreement will bear interest at a rate that is 1.0% per year in excess of the non-default rate otherwise payable under the Credit Agreement. In addition, the Company is required to pay a consent fee to certain of its consenting lenders of approximately $300,000 in cash to be paid on the date of the effectiveness of the Waiver Agreement.

While the Company has negotiated a non-binding framework with a steering committee of its lenders for a comprehensive recapitalization of the Company, there can be no assurance that the Company will be able to reach final agreement on a term sheet with the steering committee by December 31, 2009, or at all. In addition, the Company may not be able to obtain sufficient approval of its lenders necessary to implement the proposed framework with or without bankruptcy court assistance. The Company will be in default under the Credit Agreement if it is unable to reach agreement with its lenders prior to the expiration of the Waiver Period, and it may not be able to obtain any further waiver of the defaults under the Credit Agreement.

The description of the Waiver Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Waiver Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Company has issued a press release regarding the Waiver Agreement and the non-binding framework, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

This report contains forward-looking statements involving risks and uncertainties, both known and unknown that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, including the Company’s ability to reach a final agreement on a term sheet with the administrative agent by December 31, 2009, the Company’s ability to reach agreement with, and obtain sufficient approval from, certain of its lenders prior to the expiration of the Waiver Period, the Company’s ability to obtain a further waiver of the Credit Agreement if necessary, the risks and uncertainties discussed elsewhere in this report, those factors discussed in the Company’s report on Form 10-K for the year ended December 31, 2008, its subsequent reports on Form 10-Q and other filings made by the Company with the Securities and Exchange Commission. Any forward-looking statements included in this report are as of the date made and the Company does not intend to update them if its views later change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith.

Exhibit No.	Description

10.1	Waiver and Amendment No. 2 to Credit Agreement, dated as of December 14, 2009, by and among Xerium Technologies, Inc., certain subsidiaries of Xerium Technologies, Inc. and certain financial institutions as the Lenders.

99.1	Press release, dated December 14, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: December 14, 2009	By:	/S/ STEPHEN R. LIGHT
	Name:	Stephen R. Light
	Title:	President, Chief Executive Officer and Chairman

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Waiver and Amendment No. 2 to Credit Agreement, dated as of December 14, 2009, by and among Xerium Technologies, Inc., certain subsidiaries of Xerium Technologies, Inc. and certain financial institutions as the Lenders.

99.1	Press release, dated December 14, 2009.